EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Corey M. Horowitz, Chairman and CEO
Network-1 Security Solutions, Inc.
(212) 829-5770

Network-1 Comments on Reexamination of its Remote Power Patent

New York, New York September 28, 2012.  Network-1 Security Solutions, Inc. (“Network-1”) (OTC BB: NSSI) announced today that the United States Patent and Trademark Office (USPTO), in response to a third party request, agreed to reexamine the Company’s Remote Power Patent, U.S. Patent 6,218,930.   This initial reexamination grant is no surprise as the majority of reexamination requests made to the United States Patent Office are granted.  Requesting a reexamination is a typical move by defendants in the context of patent litigation.

“We proceeded to license and, where necessary, enforce our Remote Power Patent, anticipating such a reexamination proceeding,” said Corey M. Horowitz, Chairman and CEO of Network-1.  “We’re presently in our third litigation and have been successful in the previous two. We will use this reexamination proceeding as an opportunity to confirm the validity of our Remote Power Patent that was already examined by the Patent Office in 2001 when all of its claims were found valid and patentable.”

The Company welcomes this reexamination and believes that the proceeding will further validate and strengthen its Remote Power Patent.  As previously disclosed, should the USPTO or a court reach a final determination that the Remote Power Patent is invalid, such a determination would have a material adverse effect on Network-1 as its current revenue from operations depend upon the continued validity of the Remote Power Patent.

ABOUT NETWORK-1 SECURITY SOLUTIONS, INC.

Network-1 Security Solutions, Inc. is engaged in the acquisition, development, licensing and protection of its intellectual property and proprietary technologies. It currently owns six patents covering various telecommunications and data networking technologies and is currently focusing its licensing efforts on its Remote Power Patent (U.S. Patent No. 6,218,930) covering the remote delivery of power over Ethernet networks.  The Remote Power Patent was granted by the U.S. Office of Patents and Trademarks on April 21, 2001 and expires on March 11, 2020.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1’s business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in Network-1’s Annual Report on Form 10-K for the year ended December 31, 2011 including, among others, the continued validity of Network-1’s Remote Power Patent, the ability of Network-1 to enter into additional license agreements with third parties for its intellectual property or the intellectual property of its strategic partners, the ability of Network-1 to receive significant royalties from its existing license agreements, the uncertainty of patent litigation, Network-1's ability to achieve revenues and profits from its intellectual property or the intellectual property of its strategic partners, Network-1's ability to execute its strategy to acquire additional patents or enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, future economic conditions and technology changes and legislative, regulatory and competitive developments.  Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.